EXHIBIT 10.1

CONFORMED COPY

INVESTMENT NUMBER 24193

Loan Agreement

between

VAALCO GABON (ETAME), INC.

and

INTERNATIONAL FINANCE CORPORATION

Dated 13 June 2005

ii

iii

Article or Section	Item	Page No.
SCHEDULE 3
FORM OF LOAN DISBURSEMENT RECEIPT

SCHEDULE 4		77
FORM OF SERVICE OF PROCESS LETTER		77

SCHEDULE 5		79
FORM OF LETTER TO BORROWER’S AUDITORS		79

SCHEDULE 6		81
INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS		81

SCHEDULE 7		83

LOAN AGREEMENT

AGREEMENT, dated 13 June 2005, between:

(1)	VAALCO GABON (ETAME), INC., a corporation organized and existing under the laws of the State of Delaware, the United States of America (the “Borrower”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Gabon (“IFC”).

ARTICLE I

Definitions and Interpretation

Section 1.01. General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“Accidental Discharge Prevention and

Oil Spill Contingency Plan”

an accidental discharge prevention plan and an oil spill contingency plan prepared by Tinworth Limited in accordance with the FPSO Contract, and acceptable to IFC, to prevent or respond to unintentional discharges of gas, liquids and solids to the environment, and that includes details of training and drills, as updated from time to time or such other similar plans prepared by or on behalf of the Borrower in respect of its operations, that are in each case acceptable to IFC;

“Accounting Principles”

United States Generally Accepted Accounting Principles (US-GAAP) promulgated by the Financial and Accounting Standards Board, together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Affiliate”	in respect of any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person;

“Agreed Environmental

and Social Requirements”	(i) the Environmental, Health and Safety Guidelines;

(ii)	the Environmental and Social Policies;

(iii)	the Environmental Review Summary;

(iv)	the Environmental Impact Assessment(s);

(v)	the Environmental Plans, and, if prepared, the ESMS;

(vi)	the Annual Monitoring Report; and

(vii)	the environmental, social and occupational health and safety laws and regulations of Gabon (including any international treaties) or promulgated by the relevant Gabonese Authorities;

“Annual Monitoring Report”

the report to be prepared annually by or on behalf of the Borrower pursuant to Section 6.03(d) of this Agreement in a form satisfactory to IFC, relating to the environmental, social and developmental aspects of the Project or the Borrower’s operations;

“Auditors”	Deloitte Touche or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 6.01 (d) (Affirmative Covenants);

“Authority”

any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any

Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and stockholders’ approvals or consents;

“Authorized Investments”

(a)	cash in hand and/or time deposits in Dollars with the VAALCO Accounts Bank;

(b)	Dollar-denominated commercial paper maturing in 270 days or less from the date of issuance which at the time of acquisition is rated A-1 or better by Standard & Poor’s Ratings Group or P-1 or better by Moody’s Investor Service, Inc.; and

(c)	Dollar-denominated bank instruments maturing within one year after their acquisition, issued by Eligible Banks;

“Authorized Representative”

any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

“Available Amount”	means the lesser of (i) the total amount of the Facility, as cancelled or reduced from time to time, and (ii) the Borrowing Base Amount,

minus:

(1)	the amount of any outstanding Loans under the Facility; and

(2)	in relation to any proposed Loan (other than a Rollover Loan), the amount of any Loans that have been requested by the Borrower and are due to be made under the Facility on or before the date of the proposed Loan;

“Availability Period”	means the period from the date of this Agreement to the date that is six (6) months before the Final Maturity Date;

“Business Day”	a day when banks are open for business in New York, New York or, solely for the purpose of determining the Interest Rate other than pursuant to Section 3.03 (d) (ii) (Interest), London, England;

“Calculation Date”	means December 31, 2004, and each subsequent December 31;

“Calculation Period”	means, in respect of any Calculation Date, the following twelve (12) month period;

“CEMAC”	the Central African Economic and Monetary Community;

“Certificate of Incumbency

and Authority”	a certificate provided to IFC by the Borrower in the form of Schedule 1;

“Charter”

(i) with respect to the Borrower, its articles of incorporation and bylaws and/or such other constitutive documents, howsoever called, or (ii) with respect to any Person (other than a natural person or the Borrower), the articles of incorporation and bylaws and/or such other constitutive documents, howsoever called, of that Person;

“Control”

the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty-one per cent (51%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Cuttings/Mud

Disposal Plan”

a cuttings/mud disposal plan detailing how and where disposal will take place, as updated from time to time or other similar plans, that are prepared in each case by or on behalf of the Borrower in respect of its operations and are acceptable to IFC;

“Debenture”	the agreement entitled “Debenture” dated on or about the date of this Agreement between the Borrower and IFC;

“Delaware”	the State of Delaware, United States of America;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Development Plans”

(i) the development and production program(s) relating to the EEA for the Etame field approved by the GoG on November 8, 2001 and November 17, 2003 and any extensions or amendments thereof, (ii) the development and production program(s) relating to the EEA for the Avouma and South Tchibala fields approved by the GoG on March 25, 2005 and any extensions or amendments thereof, and (iii) any other appraisal, development and production programs in relation to the Production Sharing Contract for which the Borrower has received all necessary Authorizations;

“Dollars” and “$”	the lawful currency of the United States of America;

“Eligible Bank”

a bank in England, with an office in London, having capital, surplus and undistributed profits of at least US$500,000,000 (or the equivalent thereof in any other currency) and a long-term debt rating of A or better by Standard & Poor’s Ratings Group or A3 or better by Moody’s Investors Service, Inc.;

“Environmental Plans”

the Accidental Discharge Prevention and Oil Spill Contingency Plan, the Cuttings/Mud Disposal Plan, the Hazardous Material and Waste Management Plan, the Health, Safety and Environment Plan for Drilling Activities, and the Health, Safety and Environment Quality Assurance Plans for FPSO Activities;

“Environmental and Social Policies”	IFC Operating Policies (OP) 4.01 Environmental Assessment Policy (OP) 4.04 (October 1998), Operational Policy Natural Habitats (November

1998), IFC Policy Statement on Child and Forced Labor (March 1998), and the Policy on Disclosure of Information (September 1998), copies of which have been delivered to, and receipt of which has been acknowledged by, the Borrower by letter dated April 21, 2005, which policies are incorporated herein by reference;

“Environmental, Health and Safety

Guidelines”

World Bank Guidelines for Oil and Gas Developments (Offshore) (December 2000) and IFC Occupational Health and Safety Guidelines (June 2003) , copies of which have been delivered to, and receipt of which have been acknowledged by, the Borrower by letter dated April 21, 2005, which guidelines are incorporated herein by reference;

“Environmental Impact Assessment(s)”

or “EIA(s)”

the environmental and social impact assessment report(s) prepared by or on behalf of the Borrower in respect of its operations in accordance with the Environmental and Social Polices, Environmental Health and Safety Guidelines, the Environmental Plans, upon their preparation, the Environmental and Social Management System (ESMS), and the environmental, social and occupational health and safety laws and regulations of Gabon;

“Environmental Review Summary” or

“ERS”	the Environmental Review Summary dated April 21, 2005 prepared by IFC and approved by the Borrower;

“Environmental and Social Management

System” or “ESMS”	means the system created or to be created by the Borrower for managing and monitoring the environmental and social aspects of its activities and the Project, as agreed with IFC;

“Etame Accounts”	the Etame Revenue Account, the Etame Operating Account and the Tinworth Escrow Account;

“Etame Accounts Agreement”	the agreement entitled the “Etame Field Trustee and Paying Agent Agreement” dated 26 June 2002, and amended on November 26, 2002, and amended on or about the date of this Agreement, between the Borrower, the Etame Accounts Bank and the Etame Trustee and Paying Agent, pursuant to which the Etame Accounts have been established, and are operated and maintained;

“Etame Accounts Bank”

JPMorgan Chase Bank, London Branch, with which the Etame Trustee and Paying Agent has established, operates and maintains the Etame Accounts under the Etame Accounts Agreement, or such successor entity as may be appointed pursuant to the Etame Accounts Agreement;

“Etame Block”	the area approximately 45 kilometers offshore of the southern coast of Gabon identified as the “Delimited Area” (Zone Delimitee) in the PSC;

“Etame Block Field(s)”

the exploitation areas within the Etame Block, including the Etame field and the Avouma and South Tchibala fields and any other fields, that contain hydrocarbon accumulations, and in relation to which one or more EEA(s) shall from time to time have been granted by GOG;

“Etame Block Assets”	the present and future assets used in connection with exploration, appraisal, development, maintenance and/or operation of the Etame Block Fields or in the Etame Block;

“Etame Operating Account”	an interest-bearing account established and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 4.1 of the Etame Accounts Agreement;

“Etame Revenue Account”	an interest bearing account established and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 2.1 of the Etame Accounts Agreement;

“Etame Trustee and Paying Agent”	J.P.Morgan Trustee and Depositary Company Limited, which has established, operates and maintains the Etame Accounts under the Etame Accounts Agreement, or such successor entity as may be appointed pursuant to the Etame Accounts Agreement;

“Event of Default”	any one of the events specified in Section 7.02 (Events of Default);

“Exclusive Exploitation

Authorization” or “EEA”

the Exclusive Exploitation Authorization(s) granted to the Borrower under the PSC, including any extensions or amendments thereof, with respect to the Etame field, the Avouma and South Tchibala fields, and any other fields in the Etame Block;

“Existing IFC Loan”	means the loan provided by IFC to the Borrower pursuant to the Loan Agreement dated April 19, 2002 as amended on May 28, 2002 and August 23, 2002;

“Facility”	has the meaning provided to it in Section 3.01, and, where the context so requires, the amount of the facility described therein to the extent not cancelled or reduced pursuant to this Agreement;

“Final Maturity Date”

means October 15, 2009; provided, however, that, during the Availability Period, the Company may request that the “Final Maturity Date” be extended for a maximum period of two (2) years, and any such extension shall be at IFC’s sole discretion;

“First Loan”	means the first Loan made under the Facility;

“Fiscal Quarter”

any consecutive three-month period ending on March 31, June 30, September 30 and December 31, which may be changed from time to time as a result of permitted changes to the Borrower’s or Sponsor’s respective Fiscal Years, as the case may be;

“Fiscal Year”

the accounting year of the Borrower or the Sponsor, commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower or the Sponsor, as the case may be, with IFC’s consent, from time to time designates as its accounting year;

“FPSO”	a registered floating production storage and offloading tanker facility and its mooring system;

“FPSO Contract”

the Contract for the Provision and Operation of an FPSO between the Borrower and Tinworth Limited dated August 20, 2001, as amended on December 7, 2004 and March 31, 2005, and otherwise as amended or modified from time to time;

“Fred. Olsen Guarantee”

the Guarantee dated September 14, 2001, issued by Fred. Olsen Energy ASA and Prosafe ASA, jointly and severally, in favor of the Borrower guaranteeing the obligations of Tinworth Limited under the FPSO Contract;

“Gabon”	Republic of Gabon;

“GOG”	the government of the Republic of Gabon;

“Hazardous Material and

Waste Management Plan”

a hazardous material and waste management plan prepared by Tinworth Limited in accordance with the FPSO Contract, as updated from time to time or any similar plan prepared in connection with FPSO or related operations in the Project, that in each case is acceptable to IFC;

“Health, Safety and

    Environment Plan

for Drilling Activities”

health, safety and environment plans relating to drilling activities, as updated from time to time or such similar plans prepared in connection with drilling activities in the Project, that are in each case acceptable to IFC;

“Health, Safety and

    Environment Quality

    Assurance Plan

for FPSO Activities”

health, safety and environment plans relating to FPSO activities, as updated from time to time or such similar plans prepared in connection with FPSO activities in the Project, that are in each case acceptable to IFC;

“Houston Account”

the Dollar denominated account in Houston, Texas, United States of America, established and maintained by the Borrower with JP Morgan Chase Bank under account number 01000030718, pursuant to Section 4.8 of the JOA, including any balance standing to the credit of such account from time to time and the interest credited thereto;

“IFC Base Case”

the cash flow forecast calculated in accordance with the financial model agreed between the Borrower and IFC initialed by the parties for the purpose of identification, and any subsequent forecast submitted from time to time by the Borrower to IFC in a form and substance satisfactory to IFC, and in accordance with Section 6.05;

“IFC Base Case Assumptions”

means the assumptions and principles, including the Agreed Oil Price and Proved Reserves Criteria, mutually agreed upon by the Borrower and IFC as of the date hereof, in respect of the IFC Base Case, as set forth in Schedule 7;

“Increased Costs”

the net incremental costs of, or reduction in return to, IFC in connection with the making or maintaining of any Loan that result from any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration that, after the date of this Agreement, imposes on IFC any condition regarding the making or maintaining of the Loans;

“Increased Costs Certificate”	a certificate provided from time to time by IFC certifying the amount of, and circumstances giving rise to, the Increased Costs;

“Independent Engineer”

Netherland Sewell and Associates, Inc. (NSAI) or other such independent reservoir engineer based in the United States with a good reputation in the international oil and gas industry, as IFC may appoint from time to time to carry out the Reserve Certification and other services reasonably required by IFC (the fees and expenses of all of which services shall be for the account of the Borrower);

“Interest Determination

Date”	except as otherwise provided in Section 3.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”	April 15 or October 15 in any year;

“Interest Period”

each period of six (6) months, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Loan when it means the period beginning on the date on which that Loan is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”	for any Interest Period, the rate at which interest is payable on any Loan during that Interest Period, determined in accordance with Section 3.03 (Interest);

“Joint Operating

Agreement” or “JOA”

the Joint Operating Agreement dated April 4, 1997, between the Borrower and the other Project Partners referred to in subclause (i) of that definition, as amended on January 15, 2001, September 5, 2002 and December 31, 2004, and as amended from time to time;

“LIBOR”

the British Bankers’ Association (“BBA”) interbank offered rates for deposits in Dollars which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, “LIBOR” shall mean the rate determined pursuant to Section 3.03 (d) (Interest);

“Lien”

any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan”

the principal amount of each borrowing under the Facility, or as the context requires, the principal amount outstanding of that borrowing; provided that for avoidance of doubt, and in accordance with Section 3.02(c) hereof, on each Interest Payment Date all Loans (including Rollover Loans) outstanding prior to such Interest Payment Date shall (to the extent not repaid and subject to the fulfillment of the conditions for the making of each Loan set forth in Section 5.02 and 5.03) be rolled over into a single Loan on such Interest Payment Date;

“Marketing Contract”

at any time, the agreement(s) entered into by the Borrower for the marketing and transportation of the Borrower’s share of the oil produced from the Etame Block Field(s), including (for the avoidance of doubt) any Crude Oil Sales Contract (as such term is used and defined in the Etame Accounts Agreement) so entered into by the Borrower;

“Material Adverse Effect”	a material adverse effect on:

(i)	the Borrower, VAALCO International or the Sponsor or their respective assets or properties;

(ii)	the Borrower’s, VAALCO International’s or the Sponsor’s business prospects or financial condition;

(iii)	the implementation of the Project; or

(iv)	the ability of the Borrower, VAALCO International or the Sponsor to comply with their respective obligations under this Agreement or any other Transaction Document or Project Document;

“Material Contracts”	the PSC, the JOA, the FPSO Contract, the Fred. Olsen Guarantee, the Marketing Contracts in effect from time to time, the EEA(s) and the Etame Accounts Agreement;

“MOF Loan Authorization”	the Authorization of the Minister of Finance of Gabon of the financing contemplated by this Agreement, in form and substance acceptable to IFC;

“MOH Loan Authorization”	the Authorization of the Minister of Mines, Energy, Petroleum and Hydraulic Resources of Gabon of the financing contemplated by this Agreement, in form and substance acceptable to IFC;

“Officer”	any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (or their functional equivalents) of the Borrower or the Sponsor, as the case may be;

“Official”

any officer of a political party or candidate for political office in Gabon or any officer or employee (i) of the GOG (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof), (ii) of any local Authority in Gabon or (iii) of a public international organization;

“Operator”	the party designated as such pursuant to the PSC and the JOA, which, as of the date of this Agreement, is the Borrower;

“Person”

any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Pledge of Shares”

the agreement entitled “Pledge of Shares Agreement” dated on or about the date of this Agreement among the Borrower, VAALCO International and IFC, pursuant to which all of the issued and outstanding shares of the Borrower are pledged to IFC as security for the Loans;

“Potential Event

of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Production Sharing

Contract” or “PSC”

the Exploration and Production Sharing Contract dated as of July 7, 1995, between the Government of Gabon and the Borrower and other parties, collectively as the Contractor, as amended by an undated agreement between the Government of Gabon and the Borrower with retroactive effect to July 7, 2001;

“Prohibited Payments”

any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Borrower or Sponsor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower, its Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC’s reasonable opinion, it is lawful under applicable written laws and regulations;

“Project”	the project described in Section 2.01 (The Project);

“Project Documents”	(a) the Production Sharing Contract;

(b)	the Joint Operating Agreement;

(c)	the FPSO Contract;

(d)	the Fred. Olsen Guarantee;

(e)	the Marketing Contract, in effect from time to time;

(f)	the Etame Accounts Agreement; and

(g)	the Exclusive Exploitation Authorization(s);

“Project Partners”

at any time, the Borrower and (i) the other Parties (as such term is defined in the JOA) under the JOA, which, as of the date of this Agreement, are: PanAfrican Etame Inc, Sasol Petroleum West Africa Limited, PetroEnergy Resources Corporation, Sojitz Etame Ltd., and (ii) Energy Africa Gabon S.A.;

“Proved Developed

Reserves”	at any date, those Proved Reserves that are expected to be recovered from existing wells and installed facilities;

“Proved Reserves”

at any date, the estimated quantities of hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of hydrocarbons which can be estimated, with reasonable certainty, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods (taking into account applicable laws and regulations to which the Borrower is subject);

“Reinsurance Assignment

Deed”	the agreement entitled “Reinsurance Assignment Deed” dated on or about the date hereof, between the Gabonese issuer(s) of the Etame Block related insurance policies, IFC and the Borrower;

“Relevant Figures”	in respect of any Calculation Date:

(a)	the Borrowing Base Amount;

(b)	the Field-Life NPV;

(c)	the Loan-Life NPV;

(d)	the LOF, LOL and Debt to Equity Ratio;

(e)	a projection of each of the above figures as at each future Calculation Date; and

(f)	the Interest Cover for the current and each future Calculation Period through the Final Maturity Date;

“Reserve Certification”

the certification of any or all of the Etame Block Fields’ Proved Reserves and Proved Developed Reserves prepared from time to time by the Independent Engineer, including projected capital expenditures, operating expenses, annual production profiles and the economic life of the relevant Etame Block Fields;

“Restricted Payments”

all payments, including interest and principal, on Subordinated Debt, dividends, transfers of funds and other distributions on share capital (whether in cash, shares, or in kind) and any purchase, redemption or other acquisition of shares by the Borrower;

“Rollover Loan”

a Loan made on an Interest Payment Date in the same amount, as all or a portion of an outstanding Loan or Loans maturing on such Interest Payment Date, and which is applied solely in refinancing all or a portion of such maturing Loan;

“Security”

(a)	a first ranking security interest in all of the Borrower’s proceeds and receivables relating to and from the sale of its share (other than solely in its capacity as the Operator) of oil production from the Etame Block Fields;

(b)	a first ranking security interest in the funds (including any Authorized Investments made with such funds) held from time to time in the VAALCO Accounts;

(c)	an assignment by way of security of the Borrower’s rights, title and interest (other than solely in its capacity as the Operator) in and under the Material Contracts;

(d)	a first ranking security interest over any and all of the Borrower’s rights, title and interest (other than solely in its capacity as the Operator) in all other Etame Block Assets;

(f)	an assignment by way of security of all rights and claims to any compensation or other special payments in respect of the Etame Block other than those arising in the normal course of Etame Block operations which are payable to the Borrower (other than solely in its capacity as the Operator) by the GOG or any of its agencies or by any other party and for whatever reason;

(g)	assignment by way of security of all rights, title and interest in and to the Borrower’s share (other than solely in its capacity as the Operator) of the Etame Block related insurance policies and reinsurance policies and any proceeds thereof; and

(h)	a first ranking pledge by VAALCO International Inc of all its shares in the Borrower.

“Security Documents”	the documents providing for the Security consisting of:

(i)	the Debenture;

(ii)	the Pledge of Shares;

(iii)	a letter from the GOG consenting to the creation of the Security;

(iv)	the Reinsurance Assignment Deed;

“Sojitz Etame Limited”	a company organized and existing under the laws of England that has a 9.99% shareholding in VAALCO International. Inc.;

“Sponsor”	VAALCO Energy Inc., a corporation organized and existing under the laws of Delaware, that has a 90.01% shareholding in VAALCO International, Inc;

“Spread”	3.5% per annum;

“Subordinated Debt”	any Debt owing by the Borrower to any of its Affiliates, including the Sponsor, all of which shall be unsecured and subordinated to any Loans, on terms and conditions satisfactory to IFC;

“Subordination and Share

Retention Agreement”	the agreement entitled “Subordination and Share Retention Agreement” dated on or about the date of this Agreement between the Borrower, the Sponsor and IFC;

“Subsidiary”	with respect to any Person, any entity:

(i)	over 50% of whose capital is owned, directly or indirectly, by that Person;

(ii)	for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(iii)	which is otherwise effectively Controlled by that Person;

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Texas”	the State of Texas, United States of America;

“Tinworth Escrow Account”

an interest-bearing account for the benefit of Tinworth Limited, which shall not have a balance of a principal amount in excess of $2,500,000, that is established, operated and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 5.1 of the Etame Accounts Agreement;

“Tinworth Limited”	Tinworth Limited, a company incorporated under the laws of Bermuda;

“Transaction Documents”	(i) this Agreement;

(ii)	the Security Documents;

(iii)	the Subordination and Share Retention Agreement; and

(iv)	the VAALCO Accounts Agreement;.

“VAALCO Accounts”	the VAALCO Operating Account and the VAALCO Insurance Proceeds Account;

“VAALCO Accounts

Agreement”

the agreement entitled “VAALCO Accounts Agreement” dated on or about the date hereof, between IFC, the Borrower and the VAALCO Accounts Bank, pursuant to which the VAALCO Accounts will be operated and maintained;

“VAALCO Accounts Bank”

JPMorgan Chase Bank, London Branch, with which the VAALCO Accounts will be operated and maintained under the VAALCO Accounts Agreement, or such successor entity as may be appointed pursuant to the VAALCO Accounts Agreement;

“VAALCO Insurance

Proceeds Account”	an interest-bearing account designated as the “Insurance Proceeds Account” to be operated and maintained by the Borrower with the VAALCO Accounts Bank, pursuant to the VAALCO Accounts Agreement;

“VAALCO Operating

Account”

an interest-bearing account to be operated and maintained by the Borrower with the VAALCO Accounts Bank, into which advances of Loans are to be made and into which the Dollar proceeds of the Borrower’s share of the net proceeds generated from the export sales of oil from the Project will be deposited, minus the payment of royalties to the GOG in accordance with the PSC and any other payments required in accordance with the Etame Accounts Agreement;

“VAALCO International”	VAALCO International Inc., a corporation organized and existing under the laws of Delaware;

“Western Atlas Agreement”

the Conveyance of Production Payment from Western Atlas Afrique, Ltd. to Western Atlas International, Inc. dated December 29, 2000, and the Stock Purchase Agreement between Western Atlas International, Inc., as seller, and the Borrower, as purchaser, dated January 4, 2001.

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Financial Definitions. (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

“Agreed Oil Price”

as at any date on which a determination is made, the most recently published World Bank oil price forecast in constant dollars or, in the absence thereof, any other oil price to be agreed upon by the Borrower and IFC;

“Borrowing Base Amount”	means, for the relevant Calculation Period, the lower of:

(a)	the Loan-Life NPV divided by 1.8, and

(b)	the Field-Life NPV divided by 2.0;

“Cash Balance”	means, on any date, the Borrower’s cash and bank balances that are free of any Liens (other than Liens in favor of IFC);

“Debt”	with respect to the Borrower, the aggregate of all obligations (whether actual or contingent) of the Borrower, to pay or repay money including, without limitation:

(i)	all Indebtedness for Borrowed Money;

(ii)	the aggregate amount then outstanding of all liabilities of any party to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them;

(iii)	all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

(iv)	all liabilities of the Borrower (actual or contingent) under its Charter, any resolution of its shareholders, or any agreement or other document binding on the Borrower to redeem any of its shares;

“Discount Rate”	ten per cent (10%) per annum;

“EBIDAX”	means earnings before interest, depreciation and amortization, and exploration expenses.

“Field-Life NPV”

means as of any Calculation Date (and until the next Calculation Date), the sum of (i) Cash Balances as at such Calculation Date, and (ii) the present value at the Discount Rate of the projected Net Cash Flow derived from the Proved Reserves of the Etame Block Field(s) as certified in the most recent Reserve Certification and calculated using the Proved Reserves Criteria, the Agreed Oil Price and other IFC Base Case Assumptions, for the period commencing on the day following such Calculation

Date through the longest economic life of the Etame Block Field(s)s as certified in such Reserve Certification;

“Indebtedness for

Borrowed Money “	with respect to the Borrower, all obligations of the Borrower to repay money including, without limitation, with respect to:

(i)	borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii)	any credit to the Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business);

(iv)	non-contingent obligations of the Borrower to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the ordinary course of business);

(v)	amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

(vi)	the amount of the Borrower’s obligations pursuant to Derivative Transactions which consist of swap, collar and cap agreements entered into in connection with other Debt of the Borrower, provided that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Debt will be included in Indebtedness for Borrowed Money pursuant to the terms of the relevant Derivative Transaction and not the terms of the agreement providing for that Debt when it was incurred; and

(vii) any premium payable on a mandatory redemption or replacement of any of the foregoing obligations;

“Interest Cover”

means, for any Calculation Period, the Borrower’s actual and/or projected EBIDAX for such Calculation Period, divided by the amount of all interest paid or payable in respect of any Debt, net of any interest actually earned during such period,

“Life of Field Coverage

Ratio” or “LOF”

as at any date of determination, the ratio obtained by dividing (i) the sum of Cash Balances as at such date, and the present value at the Discount Rate of the projected Net Cash Flow derived from the Proved Reserves of the Etame Block Field(s) as certified in the most recent Reserve Certification and calculated using the Proved Reserves Criteria, the Agreed Oil Price and other IFC Base Case Assumptions, for the period commencing on the day following such determination date through the longest economic life of the Etame Block Field(s) as certified in such Reserve Certification; by (ii) the aggregate amount of principal outstanding and any overdue interest and other amounts owing on that date on or in respect of all Indebtedness for Borrowed Money of the Borrower (excluding any Subordinated Debt);

“Life of Loan Coverage

Ratio” or “LOL”	as at any date of determination, the ratio obtained by dividing (i) the sum of Cash Balances as at such date, and the present value at the Discount Rate of the projected Net Cash Flow derived from the Proved Reserves of the Etame Block Field(s) as certified in the most recent Reserve Certification and calculated using the Proved Reserves Criteria, the Agreed Oil Price and other IFC Base Case Assumptions, for the period commencing on the day following such calculation date up to and including the Final Maturity Date; by (ii) the aggregate amount of principal outstanding and any overdue interest and other amounts owing on that date on or in respect of all Indebtedness for Borrowed Money of the Borrower (excluding any Subordinated Debt);

“Loan-Life NPV”

means as at any Calculation Date (and until the next Calculation Date), the sum of (i) Cash Balances as at such Calculation Date, and (ii) the present value at the Discount Rate of the projected Net Cash Flow derived from the Proved Reserves of the Etame Block Field(s) as certified in the most recent Reserve Certification and calculated using the Proved Reserves Criteria, the Agreed Oil Price and other IFC Base Case Assumptions, for the period commencing on the day following such Calculation Date up to and including the Final Maturity Date;

“Minimum Levels”	at any date, shall be 2.0 with respect to the Interest Cover, 1.8 with respect to the LOL and 2.0 with respect to the LOF;

“Net Cash Flow” or “NCF”

for any period of determination, the sum of (i) all proceeds received from the sale of the Borrower’s share (other than solely in its capacity as the Operator) of oil production from the Etame Block Fields, minus (ii) the Borrower’s share (other than solely in its capacity as the Operator) of operating costs, transportation costs, cash fund contributions as required under the PSC, taxes, royalties and capital expenditures paid for the same period, but before any payments in respect of Debt (whether principal, interest or other fees and charges) for the same period, plus (iii) the net proceeds of Loans received (less Loans repaid) by the Borrower during such period;

“Debt to

Equity Ratio”	at any date of determination, the result obtained by dividing Debt by Shareholders’ Equity;

“Proved Reserves Criteria”	means 100% of the Proved Developed Reserves or such criteria as IFC may accept in its sole discretion;

“Shareholders’ Equity”	with respect to the Borrower, the aggregate of:

(i)	the amount paid up on the share capital of the Borrower; and

(ii)	the amount standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from that aggregate (A) any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets.

Section 1.03. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements, prepared on a consolidated basis, which the Borrower is obligated to furnish to IFC under Section 6.03 (a) (Reporting Requirements).

(b) Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Fiscal Year then, at IFC’s option, those calculations may instead be made from the audited financial statements for the relevant Fiscal Year.

(c) If any material adverse change in the financial condition of the Borrower or the Sponsor has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.

Section 1.04. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e) a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.05. Business Day Adjustment. When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

ARTICLE II

The Project, Project Cost and Financial Plan

Section 2.01. The Project. The project to be financed consists of the ongoing and future oil and gas operations and production, developments, appraisal and exploration in the Etame Block offshore of the southern coast of Gabon, including related capital expenditures, working capital requirements and debt repayment requirements relating to the Borrower’s operations in Gabon.

ARTICLE III

The Facility

Section 3.01. The Facility.

(a) Subject to the provisions of this Agreement, IFC agrees to make available to the Borrower a revolving loan facility of up to thirty million Dollars ($30,000,000) (the “Facility”).

(b) Each Loan under the Facility may be used solely for the Project.

Section 3.02. Loan Procedure.

(a) The Borrower may request Loans up to the Available Amount during the Availability Period by delivering to IFC, at least ten (10) Business Days prior to the proposed date of a Loan, a Loan request substantially in the form of Schedule 2, and a receipt substantially in the form of Schedule 3.

(b) Each Loan shall be made by IFC at a bank in New York, New York for further credit to the VAALCO Operating Account or any other place acceptable to IFC, all as specified by the Borrower in the relevant Loan request.

(c) Where any Loan is outstanding on any Interest Payment Date, the Borrower in respect of that Loan will be conclusively deemed to have given IFC a duly completed request (and receipt) for a Rollover Loan (of an aggregate amount equal to the outstanding amount of all Loans, including any Rollover Loan, which are scheduled to mature on that Interest Payment Date) to be applied in refinancing the outstanding Loan or Loans in full unless, (i) not later than thirty (30) days prior to such Interest Payment Date, the Borrower notifies IFC that it does not wish this provision to apply in respect of all or a portion of any Loan, and/or (ii) IFC at any time notifies the Borrower that all or a portion of any Loan is not eligible to be treated as a Rollover Loan because the conditions necessary for the making of such Rollover Loan as required pursuant to Section 5.02 and 5.03 hereof (including that the amount of such Rollover Loan does not exceed the Available Amount) are not fulfilled.

(d) Each Loan (other than a Rollover Loan) shall be made in an amount of not less than five million Dollars ($5,000,000), or, if lower, in an amount that equals the maximum amount drawable of the Available Amount.

Section 3.03. Interest. Subject to the provisions of Section 3.04 (Default Rate Interest), the Borrower shall pay interest on each Loan in accordance with this Section 3.03:

(a) During each Interest Period, each Loan shall bear interest at the applicable Interest Rate for that Interest Period.

(b) Interest on each Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Loan made less than fifteen (15) days before an Interest Payment Date, interest on that Loan shall be payable on the second Interest Payment Date following the date of that Loan.

(c) The Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of any Loan to be made on a date other than an Interest Payment Date, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d) If, for any Interest Period IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 3.03 (c) (ii), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)	if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m. New York time, for loans in Dollars and otherwise in accordance with Section 3.03 (c) (ii), by a major bank or banks in New York, New York, selected by IFC.

(e) On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(f) The determination by IFC, from time to time, of the Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 3.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 3.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.

(b) Interest at the rate referred to in Section 3.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 3.05. Repayment.

(a) The Borrower must repay each Loan made to it in full on the Interest Payment Date immediately following the date on which such Loan is made.

(b) Subject to the terms of this Agreement, any amounts repaid under paragraph (a) above may be reborrowed.

Section 3.06. Prepayment and Mandatory Payment. (a) The Borrower may prepay all or any of the Loans, on not less than thirty (30) days’ prior notice to IFC, but only if:

(i)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of each Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 3.11 (Unwinding Costs);

(ii)	for a partial prepayment, the prepayment is in an amount of not less than two million Dollars ($2,000,000); and

(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) If at any time any of Interest Cover, LOL and/or LOF are less than the Minimum Levels, the Borrower shall prepay all or a part of the Loans in an amount sufficient for such ratios to be equal to or greater than the Minimum Levels no later than thirty (30) days after the date such non-compliance first occurred and:

(i)	the Borrower shall simultaneously pay all accrued interest and Increased Costs (if any) on the amount of the Loans to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 3.11 (Unwinding Costs), if the payment is not made on an Interest Payment Date; and

(ii)	if requested by IFC, the Borrower shall deliver to IFC, prior to the date of payment, evidence satisfactory to IFC that all necessary Authorizations with respect to the payment have been obtained.

(c) Upon delivery of a notice in accordance with Section 3.06 (a), the Borrower shall make the payment in accordance with the terms of that notice.

Section 3.07. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one per cent (1%) per annum on that part of the Facility which from time to time has not been disbursed or cancelled. The commitment fee shall:

(i)	begin to accrue on the date of this Agreement;

(ii)	be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	be payable semi-annually, in arrears, on the Interest Payment Dates in each year, with the first such payment due on October 15, 2005.

(b) The Borrower shall also pay to IFC a front-end fee of four hundred and thirty-seven thousand five hundred dollars ($437,500), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date of the First Loan;.

(c) The Borrower shall pay to IFC an annual supervision fee of fifteen thousand US Dollars ($15,000) for each Fiscal Year during which any portion of this Facility is committed or outstanding, whether that year is complete or not, to be paid (i) with respect to the 2005 calendar year, within thirty (30) days of the date of this Agreement or on or before the date of the First Loan, whichever is earlier, and (ii) with respect to each Fiscal Year thereafter, on January 15.

Section 3.08. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089, for credit to IFC’s account number 36085579, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 3.08 (a).

(c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 3.08 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 3.08 (a).

(d) Notwithstanding the provisions of Section 3.08 (a) and Section 3.08 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.14 (a) (Taxes) and Section 3.15 (Expenses) in the currency in which they are payable, if other than Dollars.

Section 3.09. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 3.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 3.11. Unwinding Costs. (a) If IFC incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for a Loan made pursuant to Section 3.02 (Loan Procedure), or to prepay in accordance with a notice of prepayment or pursuant to Section 3.06 (b); or

(ii)	prepaying all or any portion of the Loans;

then the Borrower shall immediately pay to IFC the amount which IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loans.

Section 3.12. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend or cancel the right of the Borrower to the undisbursed portion of the Facility in whole or in part:

(i)	if the First Loan has not been made by December 31, 2005 or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(iii)	if any event or condition has occurred and is continuing which has or can reasonably be expected to have a Material Adverse Effect.

(b) Upon the giving of any such notice, the right of the Borrower to the undisbursed portion of the Facility shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.12 (a). Upon any cancellation the Borrower shall, subject to paragraph (d) of this Section 3.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c) Any portion of the Facility that is cancelled under this Section 3.12 may not be reborrowed.

(d) In the case of a partial cancellation of the Facility pursuant to paragraph (a) of this Section 3.12, or Section 3.13 (a) below, interest on the amount then outstanding of the Loans remains payable as provided in Section 3.03 (Interest).

Section 3.13. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel either in whole or in part the undisbursed portion of the Facility on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice); provided that the Borrower may request any such cancellation only once in any Fiscal Year.

(b) IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Facility effective as of that specified date if, subject to Section 3.12 (d) above IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date; and

(c) Any portion of the Facility that is cancelled under this Section 3.13 may not be reborrowed.

Section 3.14. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes other than taxes, if any, payable on the overall income of IFC on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of Gabon, the United Kingdom or the United States of America or by any organization of which Gabon, the United Kingdom or the United States of the America is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 3.14 (c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

Section 3.15. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees on demand any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b) The Borrower shall pay promptly, on demand, to IFC or as IFC may direct:

(i)	the out-of-pocket expenses (including travel and subsistence expenses) reasonably incurred by IFC in conducting its annual supervision review of the Borrower and the Project, the administration by IFC of the investment provided for in this Agreement, or otherwise in connection with any restructuring of the Loans or amendment, supplement, or modification to, or any waiver under, any of the Transaction Documents, payable upon receipt of an invoice from IFC;

(ii)	any fees agreed upon among the Borrower and IFC in connection with any restructuring of the Loans, or amendment, supplement, modification or waiver under, any of the Transaction Documents;

(iii)	the fees and expenses of IFC’s technical consultants (including, without limitation, the Independent Engineer) and the public accountants, incurred in connection with the investment by IFC provided for under this Agreement;

(iv)	the reasonable fees and expenses of IFC’s counsel in Gabon, France, Delaware, London, England and New York, New York and any other relevant jurisdictions, incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents; and

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loans; and

(v)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.

ARTICLE IV

Representations and Warranties

Section 4.01. Representations and Warranties. The Borrower represents and warrants that:

(a) the Borrower is a company duly incorporated and validly existing under the laws of Delaware, and has the corporate power – and has obtained all required Authorizations – to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b) each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will, when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms;

(c) neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 5.01(d) (Conditions of Loans) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

(d) to the best of the Borrower’s knowledge after due inquiry:

(i)	subject to clause (ii) below, all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower as of the date of this Agreement to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party have been obtained and are in full force and effect; and

(ii)	the Borrower has the necessary Authorization from the Minister of Commerce of Gabon to maintain a branch office in Gabon and to renew such branch office every two years and the Borrower is in the process of renewing its registration for its branch office, which registration the Borrower reasonably believes will be issued in the ordinary course of business by such Minister;

(e) the Borrower’s Charter has not been amended since June 14, 1995;

(f) neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(g) since December 31, 2004, the Borrower:

(i)	has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii)	has not undertaken or agreed to undertake any substantial obligation;

(h) the financial statements of the Borrower for the period ending on December 31, 2004:

(i)	have been prepared in accordance with the Accounting Principles, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower’s operations during the period then ended;

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(i) the Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor other than the FPSO Contract;

(j) the Borrower has no outstanding Lien on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the Security, security granted to IFC in connection with the Existing

IFC Loan, and the Liens created pursuant to the FPSO Contract and the Etame Accounts Agreement;

(k) all tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

(l) the Borrower is not engaged in nor, to the best of its knowledge after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(m) to the best of its knowledge and belief after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority;

(n) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(o) (i) to the best of its knowledge and belief, after due inquiry, the Borrower is not in violation of any of the Agreed Environmental and Social Requirements; and

(ii)	the Borrower has not received nor is it aware of any complaint, order, directive, claim, citation or notice from any Authority with respect to any matter of the Borrower’s compliance with the relevant environmental, health and safety laws and regulations in effect in Gabon such as, without limitation, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes;

(p) neither Borrower nor Sponsor nor any of their respective Affiliates, nor any Person acting on its or their behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment;

(q) it is the Operator of the Project;

(r) it owns, solely in its own name, a working interest under the PSC equal to at least 30.35% during the exploration phase and at least 28.07% during the production phase, free and clear of all Liens (other than the Lien in favor of

IFC in connection with the Existing IFC Loan) and any other interests of any other Person;

(s) all written information regarding the Borrower, the Sponsor, their respective Affiliates and the Project furnished to IFC prior to or contemporaneously herewith, by or on behalf of the Borrower, was and continues to be true and accurate (other than projections and other forward looking statements that the Borrower believes to be reasonable) and does not contain any information that is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(t) it is not incorporated or otherwise organized under the laws of, and does not have a registered office or place of business in, the United Kingdom;

(u) it is not engaged in any business activity outside the scope of the PSC;

(v) as of the date of this Agreement, neither the GOG nor any of its Authorities has exercised the GOG’s preference rights under Article 24 or Article 25 of the PSC and the Borrower has no reason to believe any such exercise is contemplated;

(w) except as specified in the Western Atlas Agreement or pursuant to the Production Sharing Contract, the Borrower has no partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits might be shared with any other Person;

(x) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading.

Section 4.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 4.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE V

Conditions of Loans

Section 5.01. Conditions of First Loan The obligation of IFC to make the First Loan is subject to the fulfillment prior to or concurrently with the making of that First Loan of the following conditions:

(a) the following agreements, together with any amendments to such agreements entered into after the date hereof, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:

(i)	each Transaction Document; and

(ii)	each Project Document, including, without limitation, an amendment to the Etame Accounts Agreement on or about the date of this Agreement and in a form and substance satisfactory to IFC;

(b) IFC’s Security has been duly created and perfected as: (i) first ranking security interests in the VAALCO Accounts and the respective funds held therein; (ii) a security interest in all of the Borrower’s rights, title and interest (other than solely in its capacity as the Operator) in the Etame Revenue Account and the Etame Operating Account, subject to the interests of the GOG, and the Etame Trustee and Paying Agent to the extent expressly provided in the Etame Accounts Agreement; (iii) a security interest in all of the “Security Assets” (as defined in the Debenture), (iv) a first ranking pledge by VAALCO International of all of the Borrower’s shares; and (v) an assignment by way of security of all rights, title and interest in and to the Borrower’s share of Project-related insurance policies, reinsurance policies and any proceeds of any of them;

(c) the Borrower has obtained, and provided to IFC copies of, all Authorizations (including, without limitation, the MOF Loan Authorization and the MOH Loan Authorization) that are necessary as of the date of this Agreement for:

(i)	the Facility;

(ii)	the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the Project;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents, the Project Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(v)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations are in full force and effect and in form and substance satisfactory to IFC;

(d) IFC has received a legal opinion satisfactory in form and substance to IFC, from Borrower’s counsel in Gabon relating to the transactions contemplated by this Agreement;

(e) IFC has received a legal opinion satisfactory in form and substance to IFC, from its special counsel on English law matters with regard to this Agreement and other Transaction Documents and Project Documents governed by English Law;

(f) IFC has received a legal opinion satisfactory in form and substance to IFC, from its special counsel in New York, New York, and concurred in by counsel for the Borrower and the Sponsor, with regard to this Agreement and other Transaction Documents and Project Documents;

(g) IFC has received a legal opinion satisfactory in form and substance to IFC, from Texas counsel for the Borrower and the Sponsor, with regard to this Agreement and the other Transaction Documents and the Project Documents;

(h) IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex A prior to the date of First Loan, and a certification of the Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(i) IFC has received, or has received irrevocable written instructions to deduct from the proceeds of the First Loan, the fees specified in Section 3.07

(Fees) required to be paid before or on the date of the First Loan, as the case may be;

(j) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 3.15 (b) (iv) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

(k) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants);

(l) IFC has received a Certificate of Incumbency and Authority;

(m) the Borrower has delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 8.05 (d) (Applicable Law and Jurisdiction);

(n) the Existing IFC Loan, together with all interest, prepayment fees and other amounts payable with respect thereto, shall have been fully repaid, or IFC shall have received irrevocable written instructions to deduct from the proceeds of the First Loan, an amount equal to all principal, interest and other amounts outstanding under or in respect to the Existing IFC Loan;

(o) the Borrower has delivered to IFC a letter confirming, inter alia, that (i) the Borrower is in compliance with all of its material obligations under the Production Sharing Contract, and (ii) there are no material disputes relating to the Production Sharing Contract, which letter shall be in form and substance satisfactory to IFC; and

(p) the Borrower has delivered to IFC evidence reasonably satisfactory to it confirming that its branch office registration in Gabon is in full force and effect and that it is duly maintaining such branch office.

Section 5.02. Conditions of All Loans. The obligation of IFC to make any Loan, including the First Loan, and any Rollover Loan, is also subject to the conditions that:

(a) no Event of Default or Potential Event of Default has occurred and is continuing or will occur on making such Loan;

(b) in respect of any Loan which is not a Rollover Loan, the proceeds of that Loan are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within six (6) months of that date or are needed to reimburse the Borrower for costs incurred in connection with the Project;

(c) since the date of this Agreement, nothing has occurred and is continuing that has or can reasonably be expected to have a Material Adverse Effect;

(d) since the date of its most recent financial statements, the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants ));

(e) the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Loan with the same effect as if those representations and warranties had been made on and as of the date of that Loan (but in the case of Section 4.01 (c) (Representations and Warranties), without the words in parentheses);

(f) the proceeds of that Loan are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in Gabon, New York, New York, London, England and/or Texas, and concurred in by counsel for the Borrower in the relevant jurisdiction(s), with respect to any matters relating to that Loan;

(h) after giving effect to that Loan, the Borrower would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound;

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; or

(iv)	any Agreed Environmental and Social Requirements.

(i) the representations and warranties made by the Sponsor and VAALCO International, respectively, in Section 20.01 of the Subordination and Share Retention Agreement and Section 3.01 of the Pledge of Shares,

respectively, are true and correct in all material respects on and as of the date of that Loan with the same effect as if those representations and warranties had been made on and as of the date of that Loan; and

(j) following the making of the Loan, including any Rollover Loan, the aggregate outstanding amount of all Loans under the Facility shall not exceed the Available Amount and the Borrower’s Interest Cover (for the current Calculation Period, and if the date of the Loan falls during the last two Fiscal Quarters of any year, the next Calculation Period as well), LOF and LOL shall not be less than the Minimum Levels. If IFC so requires in connection with any Loan (including any Rollover Loan), the Borrower shall provide to IFC an updated IFC Base Case confirming the above.

Section 5.03. Borrower’s Certification.

(a) Except as provided for in Section 5.03(b), the Borrower shall deliver to IFC with respect to each request for Loan:

(i)	certifications, in the form included in Schedule 2 signed by an Authorized Representative, relating to the conditions specified in Section 5.02 (Conditions of All Loans) (other than the condition in Section 5.02 (g)) expressed to be effective as of the date of that relevant Loan; and

(ii)	such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Loan or the utilization of the proceeds of any prior Loan.

(b) In the case of any Rollover Loan, except where the Borrower makes a specific representation or where certifications or evidence is requested by IFC pursuant to Section 5.03(a) above, the Borrower shall deemed to have provided such certifications as of the date of such Rollover Loan.

Section 5.04. Conditions for IFC Benefit. The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE VI

Particular Covenants

Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:

(a) carry out the Project and conduct its business with due diligence and efficiency and in accordance with (i) good international oil industry practices and standards; (ii) sound financial and business practices generally accepted in the international oil industry; (iii) the Development Plan(s) and approved work programs; and (iv) all applicable laws and regulations;

(b) cause the Loans to be applied exclusively to the Project;

(c) maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and the results of its operations in conformity with the Accounting Principles;

(d) maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower;

(e) irrevocably authorize, in the form of Schedule 5, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(f) upon IFC’s request, such request to be made with reasonable prior notice to the Borrower, except if an Event of Default or Potential Event of Default is continuing or if special circumstances so require, permit representatives of IFC, during normal office hours, to:

(i)	visit the Project site and any of the premises where the business of the Borrower is conducted;

(ii)	inspect all facilities, plant and equipment comprised in the Project;

(iii)	have access to the Borrower’s books of account and records; and

(iv)	have access to those employees and agents of the Borrower who have or may have knowledge of matters with respect to which IFC seeks information;

(g) design, construct, operate, maintain and monitor all of its sites, plant, equipment and facilities in accordance with the Agreed Environmental and Social Requirements;

(h) within not less than 180 days from the date of this Agreement, prepare and establish an ESMS acceptable to IFC;

(i) update the Environmental Plans in the ESMS, from time to time, in a manner consistent the Agreed Environmental and Social Requirements;

(j) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise to enable the Borrower to comply with its obligations under the Transaction Documents;

(k) (i) obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations (including, without limitation, any Authorizations from any Authority of the GOG and/or CEMAC) that are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents and the Project Documents; and

(ii)	comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;

(l) enter into and maintain in effect at all times a Marketing Contract relevant for the sale of production from the Etame Block Fields in a form satisfactory to IFC, and deliver to IFC a signed copy of such Marketing Contract in effect from time to time;

(m) pay all royalties and all Taxes including license and other fees, which are properly assessed against it, not later than the due date therefor;

(n) maintain at all times, the Interest Cover, LOL and LOF for the current Calculation Period (and during the last two Fiscal Quarters of any Fiscal

Year, the next Calculation Period as well) at or above the Minimum Levels and the Debt to Equity Ratio at or below 50:50;

(o) ensure that the funds in the VAALCO Accounts are used only as permitted in accordance with the Transaction Documents and that the funds in the Etame Accounts are used only as permitted in accordance with the Etame Accounts Agreement;

(p) consult with IFC prior to the appointment by the Borrower of an expert or arbitrator pursuant to the provisions of any Project Document to resolve any disputes referred to in Section 6.03 (j);

(q) make the ERS or, as appropriate, information contained in the ERS, available to all those who request it from the Borrower;

(r) periodically review the form of the Annual Monitoring Report and advise IFC as to whether modification of the form is necessary based on any changes in the Project, and/or revise the form as agreed with or requested by IFC;

(s) at all times duly maintain (i) its corporate existence in the State of Delaware; and (ii) any qualifications for doing business in Gabon and Texas under the laws of Gabon and Texas, respectively, and comply, in a timely manner, with all the laws applicable to it;

(t) ensure that any interest rate of any Subordinated Debt shall not, at any time, be higher than the interest rate specified in respect of the Loan under this Agreement;

(u) contemporaneously with the execution of this Agreement, provide the Sponsor and the VAALCO Accounts Bank with a copy of this Agreement;

(v) in the event the GOG or any of its Authorities elects to exercise its preference rights under Article 24 and/or Article 25 of the PSC, ensure that any payments made by the GOG and/or its Authorities, following the exercise of such rights, are paid to the Etame Revenue Account or, if required to be paid elsewhere, are transferred promptly to the Etame Revenue Account;

(w) comply with all of its obligations under the Project Documents and at all times maintain and enforce its rights under the Project Documents;

(x) other than as required under Section 35 of the PSC, export its entire share (other than solely in its capacity as the Operator) of the oil produced from the Etame Block Fields and receive Dollar-denominated sales proceeds therefor;

(y) ensure adequate segregation of costs including financing thereof incurred in connection with the Project and any other activity for the purpose of the books of account and other records in conformity with applicable law, the PSC, the JOA and any other relevant agreement and in accordance with the Accounting Principles;

(z) prior to the election by any Project Partner to take any of its share of oil production from the Etame Block Fields in kind, ensure that such Project Partner has (i) entered into an agreement with the Operator that provides, inter alia, that all proceeds from the sale of such oil are deposited directly into the Etame Revenue Account, such agreement to be satisfactory in form and substance to IFC, or (ii) entered into such other arrangements with the Operator as shall be acceptable to IFC, acting reasonably, to ensure that such Project Partner is able to fulfill its direct or indirect obligations under or in connection with any Material Contracts; provided that for avoidance of doubt, the arrangements in place as of the date of this Agreement in respect of PanAfrican Etame, Inc. shall be deemed to fulfill the requirements of this subclause (ii); and

(aa) publicly disclose, annually the Borrower’s share of all payments made to local, regional or central governmental Authorities, unless such disclosure has already been made by the respective Authorities.

Section 6.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:

(a) make any Restricted Payments:

(i)	if, either prior to or after making such Restricted Payment, an Event of Default or Potential Event of Default shall or would occur or be continuing; or

(ii)	if, after making such Restricted Payment, the Debt to Equity Ratio would exceed 50:50, or any of the LOL or LOF, for the relevant Calculation Period would fall below 2.0;

provided always that if the Borrower is permitted to make any Restricted Payments pursuant to this Section 6.02 (a), such Restricted Payments shall be made in accordance with the terms of the VAALCO Accounts Agreement;

(b) incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Borrower’s business or operations unless (i) after incurring such expenditure or commitment for expenditure, any of the LOF or the LOL shall fall below the Minimum Levels, and (ii) if such expenditures are not included in the IFC Base Case updated as of the most recent Calculation Date, unless those expenditures or commitments do not exceed an aggregate amount equivalent to one million Dollars ($1,000,000) in the relevant Calculation Period;

(c) incur, assume or permit to exist any Debt except:

(i)	the Loan;

(ii)	the Existing IFC Loan;

(iii)	Subordinated Debt; and

(iv)	any other short-term Debt for working capital purposes incurred in the ordinary course of business which, when aggregated with all other Debt, would not result in the Debt to Equity Ratio exceeding 50:50;

(d) enter into any agreement or arrangement to lease any property or equipment of any kind, except the FPSO Contract and leases of land/buildings and equipment, as necessary to carry on the Borrower’s business and operate the Project;

(e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction unless the Derivative Transaction is consistent with a hedging program previously approved by IFC, which approval shall not be unreasonably withheld;

(f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person except as required by the terms of the JOA;

(g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for:

(i)	the Security, and Liens in favor of IFC connection with the Existing IFC Loan;

(ii)	the naming of IFC as loss payee under the Borrower’s insurance policies and/or the Borrower’s share of the insurance policies related to the Etame Block Fields (other than solely in its capacity as the Operator);

(iii)	the Liens created under the FPSO Contract and the Etame Accounts Agreement; and

(iv)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower; and

(B)	the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(h) enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i) establish any sole and exclusive purchasing or sales agency;

(j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(k) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

(l) form or have any Subsidiary;

(m) make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise other than as permitted by the VAALCO Accounts Agreement, the Etame Accounts Agreement and Section 4.8 of the JOA and the Accounting Procedures set forth in Exhibit “A” to the JOA;

(n) change its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

(o) change its Fiscal Year;

(p) change in any material way the nature or scope of the Project or change the nature of its present or contemplated business or operations;

(q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise other than assets that have been worn out or are obsolete and are replaced or upgraded or that are no longer required for the purposes of carrying out the Project, in each case in the ordinary course of business and in a manner consistent with the Transaction Documents;

(r) undertake or permit any merger, spin-off, consolidation or reorganization;

(s) terminate, amend or grant any waiver with respect to any provision of any Project Document; provided that the Borrower may from time to time amend or grant waivers with respect to (i) provisions of a Project Document (other than the PSC, JOA and the Etame Accounts Agreement) if necessary for the implementation and safe and efficient operation of the Project so long as such amendments or waivers have no Material Adverse Effect and do not change any material provisions such as the parties to such Project Documents, pricing and payment and term, etc.; and (ii) provisions of the PSC and/or the JOA solely for the purposes of effectuating a permitted transfer of interests thereunder by one of the other Project Partners but in no event by the Borrower;

(t) use the proceeds of any Loan in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(u) engage in any business activity outside the scope of the PSC and with respect to activities within the scope of the PSC, any business activity that might hinder the completion and normal operations of the Project or the Borrower’s ability to perform fully its obligations under the Transaction Documents and Project Documents;

(v) make (and shall not authorize or permit any Affiliate or any other Person, acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 4.01 (p) of this

Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

(w) reduce its working interest under the PSC below 30.35% during the exploration phase and below 28.07% during the production phase; and

(x) create or permit to exist any Lien on the Houston Account.

Section 6.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a) as soon as available but in any event within sixty (60) days after the end of each Fiscal Quarter, deliver to IFC:

(i)	two (2) copies of the Borrower’s complete financial statements for such quarter prepared in accordance with the Accounting Principles;

(ii)	a report, with respect to the relevant Development Plans and work programs, on the progress in implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

(iii)	a certificate from an Officer of the Borrower attaching a description of available data on monthly rates for sales, on oil, gas and water production and injection rates and other items of maintenance and improvements and extraordinary items relating to the Project; and

(iv)	a statement of all transactions during that quarter between the Borrower and each of its Affiliates, if any, and a certification by an Officer of the Borrower that those transactions were on the basis of arm’s-length arrangements;

(b) as soon as available but in any event within ninety (90) days after the end of each Fiscal Year, deliver to IFC:

(i)	two (2) copies of its complete and audited financial statements for that Fiscal Year (which are in agreement with its books of account and prepared in accordance with the Accounting Principles), together with the Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a management letter and such other communication from the Auditors to the Borrower or its management commenting, with respect to that Fiscal Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system and on the deficiencies, if any, that the Auditors consider material in the Borrower’s financial accounting and other systems, management and accounts;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements, the Borrower was in compliance with the financial ratios and financial covenants contained in Sections 6.01 (Affirmative Covenants) and 6.02 (Negative Covenants) as of the end of that Fiscal Year or, as the case may be, detailing any non-compliance;

(iv)	a report by the Borrower on its operations during that Fiscal Year, in the form of, and addressing the topics listed in, Schedule 6;

(v)	a statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Fiscal Year, and a certification by an Officer of the Borrower that those transactions were on the basis of arm’s-length arrangements; and

(vi)	a certification from an Officer of the Borrower that, to the best of such Officer’s knowledge after due inquiry, there exists no Event of Default or Potential Event of Default or, if such event exists, specifying its nature, the period of its existence and what action the Borrower proposes to take with respect to it;

(c) deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03 (b) (ii);

(d) within ninety (90) days after the end of each Fiscal Year, deliver to IFC an Annual Monitoring Report, confirming compliance with the applicable national or local requirements and the Agreed Environmental and Social Requirements, together with the action being taken to ensure compliance;

(e) as soon as possible but no later than three (3) days after its occurrence, notify IFC by facsimile of any incident or accident which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Borrower is taking or plans to take to address those impacts; and keep IFC informed of the on-going implementation of those measures;

(f) give notice to IFC, concurrently with the Borrower’s notification to its stockholders, of any meeting of its stockholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:

(i)	all notices, reports and other communications of the Borrower to its stockholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all stockholders’ meetings;

(g) give notice to IFC of any meetings of the Operating Committee and the Technical Committee (as each such term is defined in the JOA) and the Technical Consulting Committee (as such term is defined in PSC); and, as soon as available, deliver to IFC two (2) copies of:

(A)	all notices, reports and other communications material to the Etame Block or the Etame Block Fields distributed in connection with such meetings; and

(B)	the minutes of all such meetings;

(h) deliver copies to IFC of all Development Plans, Work Programs and Budgets (as such term is defined in the JOA) for the Etame Block or Etame Block Fields approved by the Operating Committee pursuant to the JOA and all EIA(s) in relation to the Project;

(i) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

(j) promptly upon becoming aware of (i) any litigation or administrative proceedings before any Authority or arbitral body to which the

Borrower is or may become a party; (ii) any material dispute with any Authority or any other Project Partner; (iii) any technical or other material disputes with any other third party under any Project Document; or (iv) the occurrence of any event of force majeure under any Project Document, notify IFC by facsimile of that event specifying the nature of that litigation, the proceedings or the event and the steps the Borrower is taking or proposes to take with respect thereto;

(k) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(l) provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04 (d) (Insurance);

(m) provide to IFC a Reserve Certification, at the Borrower’s expense, within sixty (60) days of the end of each Fiscal Year and, from time to time but no more than two (2) times per Fiscal Year, as otherwise reasonably requested by IFC, provided that:

(i)	if IFC or the Borrower fails to dispute the accuracy of the Reserve Certification within a period of 30 days from the Reserve Certification being provided, the parties will be deemed to have accepted the Reserve Certification for the purposes of determining Proved Reserves and Proved Developed Reserves for the period covered by the Reserve Certification;

(ii)	if IFC notifies the Borrower or the Borrower notifies IFC (such notice to IFC to be given at the same time as the Borrower provides the Reserve Certification to IFC) that it disputes the accuracy of the information contained in the Reserve Certification, IFC and the Borrower, shall use all reasonable endeavors to resolve the dispute within a period of 30 days from the Reserve Certification being provided;

(iii)	if the parties cannot resolve the dispute within the 30 day period specified in Section 6.03(m)(ii), the dispute shall be determined by an independent consultant, having internationally recognized experience and expertise in the determination of petroleum reserves (deemed to be acting as an expert and not as an arbitrator), who shall be selected by IFC with the consent of the Borrower, (such consent not to be unreasonably withheld);

(iv)	if the Borrower disputes IFC’s selection in good faith within 10 days of being notified by IFC of its selection, the independent consultant shall be selected by the then President of the Society of Petroleum Engineers (UK); and

(v)	the independent consultant shall be directed to provide a written determination on the dispute within a period of 60 days from the date of his appointment and that decision shall be binding on the parties and shall constitute the agreement on Proved Reserves and Proved Developed Reserves for the period covered by the Reserve Certification.

(n) within ninety (90) days of the end of each Fiscal Year, provide IFC with a copy of the IFC Base Case in accordance with Section 6.05;

(o) promptly notify IFC if (i) the GOG or any of its Authorities notifies the Borrower that the GOG is exercising its preference rights under Article 24 and/or Article 25 of the PSC or (ii) the Borrower has reason to believe the GOG and/or any of its Authorities intends to exercise such rights; and

(p) promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its assets and the Project.

Section 6.04. Insurance.

(a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall:

(i)	insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex A and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure such insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

(b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section 6.04 shall be in English language, be on terms and conditions acceptable to IFC, and shall contain cut-through provisions, and assignment of reinsurance proceeds with respect to insurance governed by Gabon law, together with provisions to the effect that:

(i)	no policy can expire nor can it be cancelled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least forty-five (45) days’ notice (or such lesser period as IFC may agree in respect of cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC and all contractors working at the Project site during the construction phase are named as additional named insured on all liability policies obtained by the Borrower pursuant to Annex A and, to the best of the Borrower’s efforts, on any liability policies obtained by third parties in connection with the Project;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

(iv)	on every insurance policy on the Borrower’s assets which are the subject of the Security and for business interruption, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of five hundred thousand Dollars ($500,000) or more (which amount relates to the Etame Block Assets as a whole and not just the Borrower’s working interest therein).

(c) Application of Proceeds.

(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply such proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 3.06 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment fee for any such prepayment.

(ii)	The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) with respect to the Borrower’s interest in the Etame Block Assets (other than solely in its capacity as the Operator) for loss of or damage to any asset solely to replace or repair that asset consistently with good international oil and gas practices.

(d) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under Section 6.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01 (i) (Conditions of First Loan));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.

Section 6.05. IFC Base Case. The IFC Base Case shall be prepared in a manner acceptable to IFC, and the Net Cash Flow and the Relevant Figures determined as of and from the most recent Calculation Date, in accordance with the IFC Base Case Assumptions, the latest Reserve Certification and other relevant information, and submitted by the Borrower to IFC within ninety days (90) days of the end of each Fiscal Year, subject to the provisions of Section 6.03(m), and at any time requested by IFC, including, without limitation on or prior to any Interest Payment Date.

ARTICLE VII

Events of Default

Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loans or such part of the Loans as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loans (or that part of the Loans specified in that notice) and pay all interest accrued on them, and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 7.02. Events of Default. It shall be an Event of Default if:

(a) the Borrower fails to pay when due any part of the principal of, or interest on, any Loan or any fees payable in connection therewith and such failure continues for a period of five (5) days;

(b) the Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the Loans and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c) the Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and IFC (other than as set out in subsections (a) and (b) or as expressly addressed in this Section 7.02 below), and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of that failure or, if earlier, the date on which the Borrower becomes aware of such failure;

(d) any party to a Transaction Document (other than IFC or the Borrower) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of that failure or, if earlier, the date on which the Borrower becomes aware of such failure;

(e) any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for a Loan, or in respect of a Rollover Loan, a deemed request) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(f) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its capital stock, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or of its capital stock, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

(g) the Borrower:

(i)	takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors;

(ii)	ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)	is unable, or admits in writing its inability to pay its debts as they fall due or otherwise becomes insolvent;

(h) an order is made or an effective resolution passed or analogous proceedings taken for the Borrower’s winding up, bankruptcy or dissolution or a petition is presented or analogous proceedings taken for the winding up or dissolution of the Borrower;

(i) the beneficiary of any Lien lawfully takes possession, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed, of the whole or any material part of the undertaking or assets of the Borrower or an attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against any of the assets or property of the Borrower for an amount in excess of the equivalent of five hundred thousand Dollars ($500,000) and is not discharged within thirty (30) days; or

(j) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g), Section 7.02 (h) and Section 7.02 (i);

(k) the Borrower fails to pay any of its Debt (other than the Loans or any other loan from IFC to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand, provided such non-payment or non-performance will not be an Event of Default if (i) such non-payment or non-performance relates to a Debt not exceeding one hundred fifty thousand Dollars ($150,000) and (ii) is being contested by the Borrower in good faith in a court of competent jurisdiction for reasons other than its inability to make due and punctual payment and for which the Borrower has set aside adequate reserves;

(l) any Authorization necessary for the Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(m) any Security Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended or the priority contemplated under this Agreement and/or the Subordination and Share Retention Agreement, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days, during which period such repudiation or challenge has no effect;

(n) any Transaction Document (other than a Security Document) or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void;

(o) any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(p) any Project Document;

(i)	is breached by any party to it and that breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it;

(q) the Borrower ceases to be the Operator of the Project and the Person designated as the Operator is not acceptable to IFC;

(r) the Borrower’s right to participate in the Etame Block or the Etame Block Fields is revoked;

(s) Control of the Borrower is transferred to any Person without the consent of IFC, provided such consent shall not be unreasonably withheld if the proposed transferee has a proven technical record in the international oil industry, if relevant, sound financial standing and, in IFC’s reasonable judgment, a good reputation;

(t) the Borrower, the Sponsor and/or any of their respective Affiliates has been found by a judicial process or other official inquiry to have offered or given something of value to influence the action of an Official, or to have threatened injury to person, property or reputation, in connection with the Project in order to obtain or retain business or other improper advantage in the conduct of business;

(u) a final judgment, order or arbitral award for the payment of money in excess of the equivalent of five hundred thousand Dollars ($500,000) is rendered against the Borrower or any of its properties and that judgment, order or arbitral award continues to be unsatisfied for a period of thirty (30) days;

(v) the Borrower ceases to carry on its business; or the Project is abandoned by the Borrower or, all or a significant part of the operations of the Project or in the Etame Block is interrupted for more than 180 consecutive days;

(w) any of the events specified in Section 7.02 (g) through (k) or in Section 7.02 (u) occur to the Sponsor or VAALCO International, or any of their respective properties, assets or share capital; provided that, in the case of Section 7.02 (k) and Section 7.02 (u), such event shall only be an Event of Default if the aggregate amount of the unpaid Debt or the final judgment, order or award, as the case may be, exceeds one million Dollars ($1,000,000) or its equivalent;

(x) there occurs any amendment, waiver or termination of the Etame Accounts Agreement without IFC’s prior written consent,

Section 7.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VIII

Miscellaneous

Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of any Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of any Loan, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Loan affect or impair any right, power or remedy of IFC with respect to any other Loan.

(c) Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 8.01 (b), the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC with respect to any Loan is expressly preserved for the purposes of any subsequent or other Loan.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 8.02. Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Sections 6.03 (e), (j) and (k) (Reporting Requirements) and Section 8.05 (j) (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below (or at such other address as such party notifies to the other party from time to time) and will be effective upon receipt.

For the Borrower:

VAALCO Gabon (Etame), Inc.

4600 Post Oak Place

Suite 309

Houston, TX 77027

United States of America.

Facsimile: 713-623-0982

Attention: President

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile: (202) 974-4322

Attention: Director, Oil, Gas, Mining and Chemicals Department

With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

Facsimile: 202-974-4371.

(b) The Borrower shall ensure that any notices delivered pursuant to a Project Document that are to be provided to IFC, either directly or through the Borrower, shall be delivered by one of the methods specified in Section 8.02 (a).

Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in another language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 8.05. Applicable Law and Jurisdiction. (a) This Agreement is governed by and shall be construed in accordance with the laws of England.

(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which the Borrower is a party may be brought in the courts of England. By the execution of this Agreement, the Borrower irrevocably submits to the non-exclusive jurisdiction of such courts in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Gabon and Delaware, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in Gabon, Delaware or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d) The Borrower hereby irrevocably designates, appoints and empowers the Chief Executive and the Head of the Litigation Group of Bird & Bird located at 90 Fetter Lane, London EC4A 1JP (reference VAAEN.0001), as its authorized agent solely to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding arising out of or relating to this Agreement or any Transaction Document which IFC may bring in the courts of England.

(e) As long as this Agreement or any other Transaction Document to which the Borrower is a party remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding brought by IFC in the courts of England with respect to this Agreement or such other Transaction Documents. The Borrower shall keep IFC advised of the identity and location of such agent.

(f) The Borrower irrevocably waives:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

(g) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Transaction Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.

(h) The Borrower also consents generally with respect to any proceedings arising out of or in connection with this Agreement or any other Transaction Document to which it is a party to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

(i) To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to in Section 8.05 (b) or a court of Gabon, Delaware or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Gabon, Delaware or, as the case may be, the jurisdiction in which such court is located.

(j) The Borrower also irrevocably consents, if for any reason the Borrower’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in England, to service of such papers being made out of those courts by mailing copies of the papers by registered air mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

Section 8.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower to:

(i)	its outside counsel, auditors and rating agencies,

(ii)	any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 8.07. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior consent of IFC.

Section 8.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 8.09 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 8.10. Severability. To the fullest extent permitted by law, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision hereof in such jurisdiction or of such or any other provision in any other jurisdiction.

Section 8.11. Rights of Third Parties. A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

VAALCO GABON (ETAME), INC.

By:	/s/ W. Russell Sheirman
Name:	W. Russell Sheirman
Title:	President

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Rashad-Rudolf Kaldany
Name:	Rashad-Rudolf Kaldany
Title:	Director (Oil, Gas, Mining and Chemicals Department)

ANNEX A

MINIMUM INSURANCE REQUIREMENTS

The Borrower shall effect and maintain the following insurance covers, at all times during the period of the Loan Agreement, under forms of policies and with insurers and reinsurers acceptable to IFC, in the following terms:

1.	Marine Cargo Insurance, (for imported plant and equipment)

covering imports (and returns if applicable) of plant, equipment, machinery and materials to the Project site;

Cover is to be on the basis of Institute Cargo Clauses (A) plus War, plus Strike, Riot and Civil Commotion and should include a minimum of 60 days of storage on site.

Sum Insured	:	No less than the value of all plant, equipment and supplies, plus insurance and freight (CIF).

Deductibles	:	Not to exceed US$ 50,000 each loss.

Insured	:	The Project Partners and IFC.

General	:	Cover to include 50/50 Clause.

2.	Construction “All Risks” (“CAR”)/ Builders’ Risk

Cover	:	All contract works executed and in the course of execution, materials and temporary works (exceeding project values of US$ 1,000,000, against “all risks” of physical loss or damage, except as may be excluded in the policy.

Sum Insured	:	An amount sufficient to pay claims on a reinstatement basis.

Deductibles	:	In respect of any one occurrence, arising during the construction and testing period:

ANNEX A

		i) from Storm, Tempest, Flood, Water Damage, Tsunami, Subsidence and Collapse	Not more than US$500,000

		ii) from any other cause	Not more than US$500,000

Period of Cover	:	To cover individual works contracts from the commencement of works until hand-over of completed works or when completed works are transferred to operational insurance cover.

Insured	:	The Project Partners, the Project contractors and suppliers and IFC.

General	:	a)	Cover shall include transit within Gabon of locally procured goods and materials.

		b)	Claims will be paid in the currency in which the cost is incurred.

		c)	The insurers and reinsurers to waive all rights of subrogation against each insured party hereunder.

		d)	Faulty Design coverage is to be included to the extent that coverage is available. The sum insured should be on a full replacement cost basis and should include any ‘free issue’ supplied to the management contractor such as start up electricity costs etc.

		e)	Both Ocean Marine and CAR covers shall carry a 50/50 hidden damage provision.

ANNEX A

3.	Operational Insurances:

A. COVERAGE:

Section A(i):	Platform/Pipeline Physical Damage Insurance including Removal of Debris or Wreck.

Section A(ii):	Removal of Debris and /or Wreck only.

Section B:	Operator’s Extra Expense.

Section C:	Business Interruption/Extra Expense.

Section D(i):	Umbrella Liabilities including liability arising from U.S. operations.

Section D(ii):	Excess Umbrella Liabilities including liability arising from U.S. operations.

Section E:	Limited Terrorist Coverage.

Section F:	Hull & Machinery.

B. SUM INSURED/LIMIT OF LIABILITY

Section A(i):	The replacement value of the property insured, but not to exceed the scheduled value, but a separate and additional limit up to $5,000,000 any one occurrence in respect of Removal of Debris and/or Wreck, not to exceed the scheduled value.

Section A(ii):	$1,000,000 any one occurrence.

ANNEX A

Section B:	$25,000,000 (100%) any one occurrence, but $10,000,000 (100%) any one occurrence in respect of Onshore U.S.A. Operations, and a separate and additional $1,000,000 (100%) any one occurrence for Care, Custody and Control.

Section C:	At a minimum, All Fixed Expenses, including principal, interest and fees under the Loan Agreement, for the agreed indemnity period

Section D(i):	$5,000,000 any one accident or occurrence and in the aggregate as applicable.

Section D(ii):	$20,000,000 any one accident or occurrence and in the aggregate as applicable.

Section E:	As per agreed values and/or limits in the applicable sections herein.

Section F:	Agreed Value ( to be confirmed by IFC )

C. DEDUCTIBLES AND/OR EXCESS:

Section A(i):	$250,000 each loss or occurrence deductible excluding Total or Constructive Total Loss. The deductible applicable to the Nido CALM Buoy is $150,000 each loss or occurrence, excluding Total or Constructive Total Loss.

Section A(ii):	$250,000 any one occurrence.

Section B:	$250,000 (100%) each loss or occurrence deductible, except $100,000 each loss or occurrence deductible in respect of Onshore U.S.A. Operations and Care, Custody, and Control which shall be subject to a $25,000 (100%) deductible each loss or occurrence.

Section C:	Not more than 30 days.

ANNEX A

Section D(i):	Excess of underlyings as per schedule, or $100,000 self-insured retention, as applicable.

Section D(ii):	Excess of Section Di.

Section E:	As per the deductible and/or excess in the applicable sections.

Section F:	To be agreed by IFC.

4.	Third Party Liability Insurance:

For construction and operational periods, third party liability insurances with a minimum limit of indemnity of US$10,000,000 and shall include full cross liabilities.

5.	Miscellaneous

Other insurance which,

a)	is customary or necessary to comply with local or other requirements, such as contractual insuring responsibility, Workers’ Compensation and Employers’ Liability insurances in relation to all workmen employed at the Project or in connection with its operation; motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed for use in Gabon in connection with the Project;

b)	is considered by the Borrower to be desirable or prudent, or required by IFC; or

c)	are required by local legislation or the PSC.

6.	General

a)	The Borrower shall procure that each policy effected pursuant to this Annex A shall comply with the requirements of Section 6.04(b), and in addition provide:

ANNEX A

i)	that the protection which is granted to IFC under the policies is not to be invalidated by any act or failure to act on the part of the Borrower, the Project Partners, the FPSO operator, or other contractors or subcontractors; and

ii)	that IFC is not responsible to the insurers or reinsurers for the payment of insurance premiums or any other obligations of the Borrower.

b)	Each policy effected pursuant to this Annex A:

i)	shall be in such form and substance as is consistent with the obligations of the Borrower under this Annex A, as may be approved by IFC, and

ii)	shall not include any provision for self-insurance, or any self-insurance retention except to the extent of the deductibles as specified in this Annex A.

c)	If IFC reasonably considers that, as a result of a material change in the identified risk exposure, any of the terms, conditions, amounts and deductibles of insurances procured pursuant to this Annex A are inadequate or inappropriate, IFC may require that the Borrower procure such amended and/or additional insurances as may be reasonably required to cover such material change.

SCHEDULE 1

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER

[Letterhead of Agent for Service of Process]

(See Section 5.01 (m) of the Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Director, Oil, Gas and Chemicals Department

Re: [Gabon/                    ]

Dear Sirs:

Reference is made to Section 5.01(m) of the Loan Agreement dated June     , 2005 (the “Loan Agreement”) between VAALCO Gabon (Etame), Inc. (the “Borrower”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 8.05 (d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned,                              with offices currently located at                                          as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement and the other Transaction Documents to which it is a party in the courts of England.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05 (d) of the Loan Agreement from                              until                              and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in                             , (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05 (e) of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

SCHEDULE 4

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05 (e) of the Loan Agreement.

Very truly yours,

[ ]

By
Title:

cc: VAALCO Gabon (Etame), Inc.

SCHEDULE 5

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 5.01(k) and Section 6.01(e) of

the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of an Loan Agreement between the undersigned company and IFC dated                             ,                  (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned company to IFC to enable us to satisfy our obligation to IFC under Section 6.03 (b) (i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 6.03 (b) (ii) and (iii) and Section 6.03 (c) of the Loan Agreement, we are obliged to provide IFC with:

(a) a copy of the annual and any other management letter or other communication from you to the undersigned company or its management commenting on, among other things, the adequacy of the undersigned company’s financial control procedures and accounting and management information system; and

SCHEDULE 5

(b) a report by you certifying that, based upon its audited financial statements, the undersigned company was in compliance with the financial ratios and financial covenants contained in Sections 6.01 and 6.02 of the Loan Agreement as at the end of the relevant Fiscal Year or, as the case may be, detailing any non-compliance.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

VAALCO GABON (ETAME), INC.

By
Authorized Representative

Enclosure

cc:	Director Oil, Gas and Chemicals Department International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 United States of America

SCHEDULE 6

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF

OPERATIONS

(See Section 6.03 (b) (iv) of the Loan Agreement)

(1)	Sponsors and Shareholdings. Information on any changes in share ownership of Borrower, the reasons for such changes, and the identity of new shareholders and information on a change in the identity of the other Project Partners.

(2)	Country Conditions and Government Policy. Report on any material changes in conditions in Gabon, including government policy changes, that directly affect the Borrower (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulation.)

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrower, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and degree of competition.

(6)	Operating Performance. Discussion of major factors affecting the year’s financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

(7)	Relevant Payments to the government or any other Authority. Amounts contributed by the Project under the terms of its PSC, or any other revenue payments made to the government of Gabon or any other Gabonese Authority.

SCHEDULE 6

(8)	Other Project Development Benefits. Total direct (and to the extent feasible indirect) employment generated by the Project in Gabon, training and other social benefits from the Project.

SCHEDULE 7

IFC BASE CASE ASSUMPTIONS

1.	Currency: All projections in constant US Dollars.

2.	Agreed Oil Price: Brent as per World Bank Forecast.

3.	Discount: US$3.35 per barrel, and for the Calculation Date of December 31, 2004 and thereafter, the twelve (12) month trailing average Discount realized, as may be agreed by IFC.

4.	Proved Reserves Criteria: Based on Proved Developed Reserves and Reserve Certification carried out as of each Calculation Date or such other Proved Reserves Criteria, or otherwise agreed by IFC.

5.	Production: Based on the production profile corresponding to the Proved Reserves Criteria as provided in the most recent Reserve Certification, or otherwise agreed by IFC.

6.	Fiscal System: Production Sharing, Recovery of Petroleum Costs, State Participation and other relevant calculations as defined in the PSC.

7.	Gross Revenue: Based on the sum of all proceeds, in whatever currency, received from the sale of hydrocarbons and any other revenues received by the permit holder(s). For projections, based on the applicable Production and Agreed Oil Price less Discount.

8.	Gross Operating Expenses: Based on: (i) fixed operating expenses (including G&A US$4.1 million, air/sea-support US$6.9 million, fuel and other costs US$1.8 million) of US$12.8 million per year, or otherwise agreed by IFC; (ii) FPSO expenses in accordance with the Contract between the Borrower and Tinworth Limited dated August 20, 2001 (as amended or supplemented from time to time) and any other FPSO-related charges accepted under the PSC; (iii) variable operating expenses related to the relevant Etame Block Field(s) as per the Reserve Certification, or otherwise agreed by IFC; (iv) non-recoverable expenses such as payments to the hydrocarbon support fund; (v) provisions for abandonment; and (vi) any new operating expenses which may arise as a result of changes to the Project. Reserve Certifications to include projected Gross Operating Expenses.

SCHEDULE 7

9.	Gross Capital Expenditures: Capital expenditures associated with the Project and any other actual or projected capital expenditures that are necessary to sustain actual or projected Production, as per the Reserve Certification, or otherwise agreed by IFC.

10.	Depreciation: Based on Successful Method of Accounting ((a) All capital expenditures are depreciated on a unit of production basis; (b) G&G exploration expenditures are written off in the year incurred; and (c) Future risked development and appraisal capital expenditures are treated as exploration deferred assets to be written off appropriately), and subject to the Accounting Principles.

11.	Receivables: 30 days of Revenue receipts, or otherwise agreed by IFC.

12.	Other Current Assets: 15 days of Revenue receipts, or otherwise agreed by IFC.

13.	Other Long-term Assets: 4.5 days of Revenue receipts, or otherwise agreed by IFC.

14.	Payables: 250 days of Operating Expenses, or otherwise agreed by IFC.

15.	Interest Rate: Based on the six (6) month US$ forward curve according to Bloomberg function FWCV [GO], as of the date of calculation.

16.	Relevant Figures: All Relevant Figures to be calculated based on the Borrower’s net share and where relevant, its financial statements. In addition, Relevant Figures in respect of the projected amount of the Loans as at any date, shall be calculated on the assumption that the outstanding amount of the Loans at any date are equal to the projected Available Amount on such date.